UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) PF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-49632

SOLANBRIDGE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

11811 NORTH FREEWAY, SUITE 500 HOUSTON, TEXAS 77060 832-225-1372 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Common Shares

(Title of each class of securities covered by this form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)

 [X]

 Rule 12g-4(a)(2)

 [ ]

 Rule 12h-3(b)(1)(i)

 [ ]

  Rule 12g-3(b)(1)(ii)

 [ ]

  Rule 15d-6

 [ ]

Approximate number of holders of record as of the certification or notice date: 54

 Pursuant to the requirements of the Securities Exchange Act of 1934, Solanbridge Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 25, 2012	By: Charles R. Shirley
Charles R. Shirley, CEO